Exhibit 3.6

	CERTIFICATE OF OWNERSHIP AND MERGER

	OF

	C.W.P.W., INC.
	(a Michigan corporation)

	into

	NOODLE KIDOODLE, INC.
	(a Delaware corporation)


It is hereby certified that:

		1.	Noodle Kidoodle, Inc., hereinafter sometimes
referred to as the "Corporation" is a business corporation of the State of Delaware.

		2.	The Corporation is the owner of all of the
outstanding shares of stock of C.W.P.W., Inc., which is a business corporation of the State of Michigan.

		3.	The laws of the jurisdiction of organization of
C.W.P.W., Inc., permit the merger of a business corporation of that jurisdiction with a business corporation of another jurisdiction.

		4.	The Corporation hereby merges C.W.P.W., Inc., into
the Corporation.

		5.	The following are resolutions adopted on November
26, 1996, by the Board of Directors of the Corporation to merge the said C.W.P.W., Inc., into the Corporation:

			RESOLVED that C.W.P.W., Inc., be merged into this Corporation, and that all of the estate, property, rights, privileges, powers, and franchises of C.W.P.W., Inc., be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by C.W.P.W., Inc., in its name.

			RESOLVED that this Corporation assumes all of the obligations of C.W.P.W., Inc., including without limitation all obligations arising under leases to which C.W.P.W., Inc., is a party. Additionally, all obligations of C.W.P.W., Inc., which had been guarantied by the Corporation shall, on the date of the merger, become the primary obligations of the Corporation.

			RESOLVED upon the effectiveness of the merger, all property, real, personal and mixed of C.W.P.W., Inc., and all the debts due on whatever account to C.W.P.W., Inc., as well as all stock subscriptions and other choses in action belonging to C.W.P.W., Inc., shall be transferred to and vested in the surviving corporation; and all claims, demands, property and other interests shall be the property of the surviving corporation. The merger shall have all the effects provided by
Section 259 of the Delaware General Corporation Law and Section
450.1724 of the Business Corporation Act of the State of Michigan.

			RESOLVED that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware, by the laws of the State of Michigan, and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the jurisdiction of organization of C.W.P.W., Inc., and of this Corporation and in any other appropriate jurisdiction to effectuate this merger.

		6.	The effective time of the Certificate of Ownership
and Merger shall be January 31, 1997, and that, insofar as the General Corporation Law of the State of Delaware shall govern the same, said time shall be the effective merger time.


Executed on January 14, 1997.



						NOODLE KIDOODLE, INC.


						By:/s/ Stewart Katz
							Stewart Katz, President



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